Filed Pursuant to Rule 433

Dated August 13, 2018

Registration Statement No. 333-226380

McDONALD’S CORPORATION

USD 500,000,000 3.350% Medium-Term Notes Due 2023

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	August 13, 2018
Settlement Date:	August 15, 2018
Maturity Date:	April 1, 2023
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 500,000,000
Coupon:	3.350%
Issue Price:	99.657% of the principal amount, plus accrued interest from and including April 1, 2018 in the amount of $6,932,638.89
Yield to Maturity:	3.430%
Spread to Benchmark Treasury:	T + 68 basis points
Benchmark Treasury:	2.750% 5-year note due July 31, 2023
Benchmark Treasury Yield:	2.750%
Coupon Payments:	Pays Semi-Annually on the 1st day of April and October, beginning October 1, 2018
Day Count:	30 / 360
Optional Redemption Provision:

The 2023 Notes will be redeemable at any time prior to March 1, 2023 (one month prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on March 1, 2023 (one month prior to the maturity date), but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2023 Notes will be redeemable in whole or in part, at any time on or after March 1, 2023 (one month prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA LLC
CUSIP:	58013MFE9

The 2023 Notes constitute a further issuance of, and are consolidated and form a single series with, the outstanding 3.350% Medium-Term Notes Due 2023 that McDonald’s Corporation issued on March 16, 2018.  The 2023 Notes will be fungible with the outstanding notes immediately upon issuance.  Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be USD 1.0 billion.

USD 550,000,000 3.800% Medium-Term Notes Due 2028

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	August 13, 2018
Settlement Date:	August 15, 2018
Maturity Date:	April 1, 2028
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 550,000,000
Coupon:	3.800%
Issue Price:	99.501% of the principal amount, plus accrued interest from and including April 1, 2018 in the amount of $8,650,277.78
Yield to Maturity:	3.862%
Spread to Benchmark Treasury:	T + 98 basis points
Benchmark Treasury:	2.875% 10-year note due August 15, 2028
Benchmark Treasury Yield:	2.882%
Coupon Payments:	Pays Semi-Annually on the 1st day of April and October, beginning October 1, 2018
Day Count:	30 / 360
Optional Redemption Provision:

The 2028 Notes will be redeemable at any time prior to January 1, 2028 (three months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on January 1, 2028 (three months prior to the maturity date), but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2028 Notes will be redeemable in whole or in part, at any time on or after January 1, 2028 (three months prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA LLC
CUSIP:	58013MFF6

The 2028 Notes constitute a further issuance of, and are consolidated and form a single series with, the outstanding 3.800% Medium-Term Notes Due 2028 that McDonald’s Corporation issued on March 16, 2018.  The 2028 Notes will be fungible with the outstanding notes immediately upon issuance.  Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be USD 1.05 billion.

USD 750,000,000 4.450% Medium-Term Notes Due 2048

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	August 13, 2018
Settlement Date:	August 15, 2018
Maturity Date:	September 1, 2048
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 750,000,000
Coupon:	4.450%
Issue Price:	99.521% of the principal amount
Yield to Maturity:	4.479%
Spread to Benchmark Treasury:	T + 143 basis points
Benchmark Treasury:	3.125% 30-year bond due May 15, 2048
Benchmark Treasury Yield:	3.049%
Coupon Payments:	Pays Semi-Annually on the 1st day of March and September, beginning March 1, 2019
Day Count:	30 / 360
Optional Redemption Provision:

The 2048 Notes will be redeemable at any time prior to March 1, 2048 (six months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2048 Notes will be redeemable in whole or in part, at any time on or after March 1, 2048 (six months prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA LLC
CUSIP:	5803MFH2

*                                         A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.

Modification of Prospectus Supplement, dated July 27, 2018

The Prospectus Supplement, dated July 27, 2018, is modified as follows:

(1)                                 U.S. Tax Considerations:  The text under “U.S. Tax Considerations” summarizes certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a note.  That text is amended as follows:

I.                                        Insert the following text after the introductory paragraphs:

Qualified Reopening of 3.350% Medium-Term Notes Due 2023

Notes issued as part of the “qualified reopening” of a previous issue of notes are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original notes for U.S. federal income tax purposes. It is expected that this offering of the 3.350% Medium-Term Notes Due 2023 (the “2023 Notes”) will meet the requirements for a “qualified reopening” of the initial offering of the 2023 Notes under applicable U.S. Treasury regulations and therefore that the 2023 Notes issued in this offering will have the same issue date and same issue price as the original 2023 Notes for U.S. federal income tax purposes.

Qualified Reopening of 3.800% Medium-Term Notes Due 2028

Notes issued as part of the “qualified reopening” of a previous issue of notes are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original notes for U.S. federal income tax purposes. It is expected that this offering of the 3.800% Medium-Term Notes Due 2028 (the “2028 Notes”) will meet the requirements for a “qualified reopening” of the initial offering of the 2028 Notes under applicable U.S. Treasury regulations and therefore that the 2028 Notes issued in this offering will have the same issue date and same issue price as the original 2028 Notes for U.S. federal income tax purposes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; or Mizuho Securities USA LLC toll-free at 1-866-271-7403.